Exhibit 99.1

ITG

FOR IMMEDIATE RELEASE

Contacts:

Howard C. Naphtali	Liz Sendewicz
Chief Financial Officer	Public Relations
(212) 444-6160	(212) 444-6130

ITG NAMES BRIAN J. STECK TO ITS
BOARD OF DIRECTORS

NEW YORK, NY, September 22, 2004 – Investment Technology Group, Inc. (“ITG”) (NYSE: ITG), a leading provider of technology based equity trading services, today announced that Brian J. Steck, has been appointed to its Board of Directors. With the appointment of Mr. Steck, the ITG Board of Directors now has seven members.

“We are delighted to have Brian join the Board,” said Raymond L. Killian, Jr., ITG’s Chairman, President and Chief Executive Officer. “Brian’s background and expertise make him a valuable addition to the board in particular with regard to our ongoing global expansion initiatives.”

Mr. Steck is currently President of St. Andrews Financial Corp, a private financial and investment company, Chairman of the Board of Purolator Courier and a director of EXCO Technologies Limited. He also serves as Chairman of the investment committee of the Canada Post Employee Pension Fund and is on the advisory board of Teletech North America, one of the world’s largest customer service organizations. Mr. Steck is past Chairman of the Investment Dealers Association of Canada, the Canadian Securities Institute, the Canadian District of the Securities Industry Association of America, and past Governor of the Toronto Stock Exchange.

After obtaining his B. Comm from Concordia University in 1968 and his MBA from the Wharton Graduate School of Finance in 1970, Mr. Steck joined Nesbitt Thomson & Company Limited located in Montreal.  Mr. Steck became CEO of Nesbitt Thomson & Company Limited and its subsidiaries in 1987 and Chairman in 1990.  He was appointed

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Vice-Chairman of the Bank of Montreal in 1992, responsible for wealth management and investment banking.  Mr. Steck remained Chairman and CEO of Nesbitt Thomson following its merger with Burns Fry until his retirement from both Nesbitt Burns and the Bank of Montreal in 1999.

Commenting on his appointment, Mr. Steck said, “I am excited to be a member of ITG’s Board and look forward to working with ITG’s management to expand their international business. The company is distinctively positioned to offer extraordinary, value added products and services at every phase of the investment cycle.”

ABOUT ITG

ITG is headquartered in New York with offices in Boston, Los Angeles, Dublin, Hong Kong, London, Melbourne, Sydney, Tel Aviv and Toronto. As a leading provider of technology-based equity-trading services and transaction research to institutional investors and brokers, ITG’s services help clients to access liquidity, execute trades more efficiently and make better trading decisions. ITG generates superior trading results for its clients through three lines of business. POSIT®, the world’s largest equity matching system, allows clients to trade confidentially. The Electronic Trading Desk is recognized as one of the leading program trading operations in the U.S. ITG’s leading-edge Client Site Trading Products allow users to implement their own trading strategies by providing direct electronic access to most sources of market liquidity. For additional information, visit http://www.itginc.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual

Report on Form 10-K for the fiscal year ended December 31, 2003 and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

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